Exhibit 5.1

August 5, 2016 Stantec Inc. 10160-112 Street Edmonton, Alberta T5K 2L6	Barristers & Solicitors / Patent & Trade-mark Agents Norton Rose Fulbright Canada LLP 400 3rd Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 CANADA F: +1 403.264.5973 nortonrosefulbright.com

Dear Sirs/Mesdames:

Re: Registration Statement on Form S-8

We have acted as counsel to Stantec Inc. (the “Company”), a corporation incorporated under the laws of Canada, and have been asked to give this opinion in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the United States Securities Act of 1933, as amended, relating to the issuance by the Company, from time to time, of up to 3,499,522 common shares of the Company upon the exercise of Awards (as such term is defined in the LTIP) granted under the Long-Term Incentive Plan of the Company approved by the shareholders of the Company on May 15, 2014 (the “LTIP”). Collectively, the common shares of the Company issuable pursuant to the exercise of Awards granted under the LTIP are referred to herein as the “Shares”.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records of corporate proceedings and certificates of the Company and such other material as we have considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified, conformed, notarial or true copies, or telecopies or reproductions. This opinion is rendered solely with respect to the laws of the province of Alberta and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance and the Shares, when issued and paid for in accordance with the terms of the LTIP, will be validly issued and outstanding as fully paid and non-assessable shares of the Company.

We hereby consent to the use of our name in the Registration Statement and to the filing, as an exhibit to such Registration Statement, of this opinion.

Yours truly,

(signed) “Norton Rose Fulbright Canada LLP”

Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

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